News Release
For Further Information
Media Relations:       Nick Iammartino, 816-932-4835, nick.iammartino@hrblock.com
Investor Relations:      Scott Dudley, 816-932-8342, scott.dudley@hrblock.com
H&R BLOCK REPORTS FISCAL 2007 FIRST QUARTER RESULTS
Provision for Mortgage Loan Repurchase Liability Drives Increased Loss for Period;
Full-Year Earnings Guidance at $1.60 to $1.85 per Share
FOR RELEASE AUG. 31, 2006 4 P.M. EDT
     KANSAS CITY, Mo. — H&R Block Inc. (NYSE: HRB) today reported a net loss of $131.4 million, or 41 cents per share, for the first quarter of fiscal 2007, compared with a $28.0 million loss, or 8 cents per share, in the prior-year period. First quarter revenues were $540.8 million versus $615.0 million a year ago.
     “Except for Mortgage Services, each of our business segments performed in line with expectations during this seasonally slow quarter when we normally report an operating loss,” said Mark A. Ernst, chairman and chief executive officer. “But that was overshadowed by the impact of recent increases in mortgage loan repurchases.”
     As previously announced, the quarter’s net loss includes a total provision for losses of $102.1 million ($61 million after-tax, or 19 cents per share) reflecting the estimated recourse liability recorded by Option One Mortgage Corp. for loan repurchases and premium-recapture reserves. The provision includes $46.1 million related to loans originated during the quarter ended July 31 and $56.0 million related to loans originated in previous quarters, and it compares with a $16.9 million provision in the first quarter of last year.
     “We’ve modified our operating procedures and loan products to improve loan performance and profitability,” Ernst noted. “We have tightened underwriting criteria and pricing guidelines — especially in parts of the Midwest and other regions where delinquencies have been highest — while continuing to reduce origination costs.”
     Given the shortfall in first quarter results and current conditions in the non-prime mortgage market, the company now expects fiscal 2007 earnings to be within the range of $1.60 to $1.85 per share, a 20-cent per share reduction from the
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H&R Block Reports Fiscal 2007 First Quarter Results/Page 2

previous guidance of $1.80 to $2.05 per share, primarily related to the additional provision for repurchase reserves.
Tax Services
     First quarter revenues for Tax Services rose 15 percent to $66.0 million from $57.2 million. The segment reported a pretax loss of $153.1 million compared with a $144.5 million loss last year.
     The pretax loss increased because of higher off-season operating costs related to retail offices added during fiscal 2006 and new offices preparing to open for the coming tax season.
     To further enhance service convenience for clients, an expansion of 300 to 400 traditional offices is under way. Including these additions, approximately 12,500 H&R Block offices will be ready to serve clients across the United States during the 2007 tax season.
     Commenting on H&R Block’s Digital Tax Solutions, Ernst said, “We believe we can build upon last season’s 23 percent growth in digital clients using our TaxCut® software and online solutions. By offering do-it-yourself digital choices and our own professional assisted tax services, we have a unique competitive edge in meeting the emerging demand for blended tax services, in which clients prepare part or all of their tax return digitally, but also want the assistance of a tax professional.”
Mortgage Services
     Since the start of fiscal 2007, the Mortgage Services segment includes only the non-prime Option One business, while financial results for H&R Block Mortgage Corp., the company’s retail mortgage lender, are now reported within the new Consumer Financial Services segment. Presentation of prior-year results reflects the new segment alignment.
     Revenues for the Mortgage Services segment fell to $169.7 million in the first quarter from $305.0 million in the prior-year period. The segment recorded a pretax loss of $4.9 million compared with pretax income of $130.7 million a year ago, reflecting the higher loan repurchase reserves.
     “We regularly review our loss provision for expected loan repurchases,” Ernst said in commenting on the reserves increase. “We’ve recently seen increases in early payment defaults, which has caused a significant increase in loan buyers sending loans back to us for repurchase. Based on this new information, we updated our estimate of the recourse liability for all loans subject to possible repurchase, resulting in the current quarter’s provision.”
     Ernst said that in addition to tighter underwriting and pricing guidelines, Option One is focusing on more rigorous appraisals, stepped-up initial servicing of loans having the highest default potential, and other procedural enhancements to improve loan performance and profitability.
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H&R Block Reports Fiscal 2007 First Quarter Results/Page 3

     “Origination volume stabilized during the quarter near where we expected it to be,” Ernst continued. Non-prime loan volume, including loans purchased from H&R Block Mortgage, was $7.8 billion, down from $8.0 billion in the fourth quarter of fiscal 2006 and $10.5 billion in the first quarter a year ago.
     Loan origination costs at 1.41 percent of origination volume were slightly improved from 1.45 percent in the 2006 fourth quarter, as cost efficiencies and savings kept pace with declining origination volume.
     Total gain on sales for Mortgage Services was $45.6 million for the current-year quarter versus $181.0 million last year. The decrease is due primarily to the increased provision for losses on loan repurchases and lower loan originations and sales.
     Option One increased its mortgage servicing portfolio at the end of the quarter to $74.5 billion from $73.4 billion at the end of the fourth quarter. Compared with the fourth quarter of 2006, servicing revenues increased 7 percent to $109 million, and pretax income improved more than 60 percent to $21 million.
     Overall, residual interests performed worse than expected. The company realized $17.3 million, or 3 cents per share, in write-downs, which was recorded as a reduction in gains on sales of mortgage assets in the income statement, and which compares with write-downs of $11.9 million, or 2 cents per share, last year. The company also realized a net write-up to residuals of $0.5 million in the first quarter, which was recorded in other comprehensive income, net of deferred taxes.
Business Services
     Revenues in Business Services rose 62 percent to $205.1 million from $126.8 million, primarily reflecting the acquisition of the American Express Tax and Business Services unit (Amex TBS) in October 2005. This highly seasonal business segment — typically profitable only in the third and fourth quarters, when tax and year-end accounting work are at peak — posted a loss of $14.6 million in the quarter, up from a $6.8 million loss a year ago, due primarily to normal off-season losses of the newly added Amex TBS.
     “The integration of Amex TBS has been going smoothly, and the business is meeting our expectations,” Ernst said. “We’ve also had good growth in our existing accounting, tax and business consulting services, and we are investing to further the growth of our extended businesses such as wealth management and financial process outsourcing.”
     To support its growth initiatives, RSM McGladrey has launched a comprehensive brand awareness campaign consisting of advertising, public relations and sports sponsorships.
Consumer Financial Services
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H&R Block Reports Fiscal 2007 First Quarter Results/Page 4

     On May 1, the company combined H&R Block Financial Advisors, H&R Block Mortgage and H&R Block Bank (which also began operations May 1) to create the Consumer Financial Services segment, which is designed to capitalize on the opportunity to provide tax clients with financial services from the segment’s three H&R Block branded units. First quarter revenues for the new segment were $108.3 million with a pretax loss of $7.8 million. Year-ago revenues were $124.4 million with a pretax loss of $3.7 million.
     Results were lower than prior year because of a decline in retail mortgage origination volume. The decline in volume led to a $27.0 million decline in gain on sale revenues. Operating results for the quarter include intangible amortization of $9.2 million.
     H&R Block Financial Advisors’ production revenue rose 4 percent due to higher productivity for financial advisors and ongoing recruitment of high-producing professionals to the firm.
     “Our new H&R Block Bank is off to a strong start,” Ernst noted. “We began building the balance sheet with deposits, mortgage loans and investments, and we look forward to leveraging the Bank’s capabilities to offer attractive financial products and services to our tax and other clients.”
     The Bank grew its asset base to $566.8 million by the end of the quarter, while earning an annualized pretax return on average assets of 1.15 percent. The Bank’s efficiency ratio (non-interest expense divided by revenues less interest expense) was 35 percent. Annualized net interest margin (net interest revenue divided by average assets) was 3.65 percent. “We expect key performance measures to further improve as the Bank grows its asset base throughout the year,” Ernst noted.
Other
     Intersegment activities, which primarily involve sales of mortgage loans from Option One to H&R Block Bank, and from H&R Block Mortgage to Option One, are included in segment results but eliminated in consolidation. Intersegment gains of $10.4 million, on loan sales from Option One to H&R Block Bank, were eliminated in consolidation.
     During the first quarter, the company reacquired 8.4 million shares of its common stock at a total cost of $186.3 million, or an average purchase price of $22.26 per share.
Conference Call
     H&R Block will host a conference call for analysts, institutional investors and shareholders at 5 p.m. EDT (4 p.m. CDT) on Thursday, Aug. 31. Mark Ernst and Bill Trubeck, executive vice president and chief financial officer, will discuss first quarter results and future expectations as well as respond to analysts’ questions. To
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access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (800) 599-9816 — Access Code: 37646898
International (617) 847-8705 — Access Code: 37646898
     The call will be webcast in a listen-only format for the media and public. The link to the webcast can be obtained at www.hrblock.com. A supporting slide presentation will be available in connection with the webcast and can be accessed directly on H&R Block’s Investor Relations Web site, at www.hrblock.com, by clicking on Our Company, then Block Investors.
     A replay of the call will be available beginning at 6 p.m. EDT Aug. 31 and continuing until 12 a.m. EDT Sept. 11, by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International). The replay access code is 62307219. A replay of the webcast will also be available on the company’s Web site at www.hrblock.com.
Forward Looking Statement
     Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements.
     Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings-per-share growth goals or expectations for fiscal year 2007; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; the uncertainty of the impact and effect of changes in the non-prime mortgage market, including changes in interest rates, loan origination volumes and levels of early payment defaults; changes in the company’s effective income tax rate; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors into account in evaluating such forward-looking statements.
About H&R Block
H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, mortgage, accounting and business consulting services and products. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries generated revenues of $4.9 billion and net income of $490 million in fiscal year 2006. The company operates in four principal business segments: Tax Services (income tax preparation and advice via in-office, online and software solutions); Mortgage Services (non-prime mortgage originations and loan servicing); Business Services (tax, accounting and consulting services for midsized businesses); and Consumer Financial Services (investment
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H&R Block Reports Fiscal 2007 First Quarter Results/Page 6

and financial advisory services, retail mortgage loans and banking services). Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands — H&R Block, Option One and RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.
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KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	Revenues		Income (loss)
	2006	2005	2006	2005

Tax Services	$66,035	$57,191	($153,148)	($144,506)
Mortgage Services	169,676	305,047	(4,924)	130,664
Business Services	205,131	126,846	(14,565)	(6,765)
Consumer Financial Services	108,298	124,380	(7,780)	(3,748)
Corporate	5,558	5,004	(28,512)	(21,762)
Eliminations	(13,919)	(3,475)	(9,730)	248

	$540,779	$614,993	(218,659)	(45,869)

Income tax benefit			(87,282)	(17,875)

Net loss			($131,377)	($27,994)

Basic and diluted loss per share			($0.41)	($0.08)

Basic and diluted shares outstanding			323,671	330,714
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.
     Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the consolidated results of operations or stockholders’ equity as previously reported.
     In March 2006, the Office of Thrift Supervision approved the charter of H&R Block Bank. The bank commenced operations on May 1, 2006, at which time we realigned our segments to reflect a new management reporting structure. The previously reported Investment Services segment, H&R Block Mortgage Corporation (which was previously included in the Mortgage Services segment), and H&R Block Bank are now being reported in the Consumer Financial Services segment.

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited, amounts in thousands, except share data

	July 31,	April 30,
	2006	2006

ASSETS
Current assets:
Cash and cash equivalents	$390,068	$694,358
Cash and cash equivalents — restricted	345,729	394,069
Marketable securities — trading	77,219	16,141
Receivables from customers, brokers, dealers and clearing organizations, net	437,697	496,577
Receivables, net	370,307	467,677
Mortgage loans held for sale	245,006	236,399
Prepaid expenses and other current assets	522,675	483,215

Total current assets	2,388,701	2,788,436

Residual interests in securitizations — available-for-sale	145,779	159,058
Beneficial interest in Trusts — trading	125,628	188,014
Mortgage servicing rights	275,266	272,472
Mortgage loans held for investment	541,361	407,538
Property and equipment, net	452,010	443,785
Intangible assets, net	205,101	219,494
Goodwill, net	1,104,273	1,100,452
Other assets	398,149	409,886

Total assets	$5,636,268	$5,989,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$189,356	$—
Current portion of long-term debt	515,305	506,992
Accounts payable to customers, brokers and dealers	716,305	781,303
Customer deposits	404,030	—
Accounts payable, accrued expenses and other	703,730	768,505
Accrued salaries, wages and payroll taxes	146,346	330,946
Accrued income taxes	259,509	505,690

Total current liabilities	2,934,581	2,893,436

Long-term debt	411,734	417,539
Other noncurrent liabilities	478,384	530,361

Total liabilities	3,824,699	3,841,336

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	649,451	653,053
Accumulated other comprehensive income	20,255	21,948
Retained earnings	3,320,197	3,492,059
Less cost of 114,315,001 and 107,377,858 shares of common stock in treasury	(2,182,693)	(2,023,620)

Total stockholders’ equity	1,811,569	2,147,799

Total liabilities and stockholders’ equity	$5,636,268	$5,989,135

CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three Months Ended July 31,
	2006	2005

Revenues:
Service revenues	$421,699	$315,128
Other revenues:
Gains on sales of mortgage assets, net	63,913	236,431
Interest income	41,010	49,253
Product and other revenues	14,157	14,181

	540,779	614,993

Operating expenses:
Cost of services	446,089	347,688
Cost of other revenues	92,014	123,357
Selling, general and administrative	215,998	184,782

	754,101	655,827

Operating loss	(213,322)	(40,834)
Interest expense	(12,135)	(12,435)
Other income, net	6,798	7,400

Loss before tax benefit	(218,659)	(45,869)
Income tax benefit	(87,282)	(17,875)

Net loss	($131,377)	($27,994)

Basic and diluted loss per share	($0.41)	($0.08)

Basic and diluted shares outstanding	323,671	330,714

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	July 31,
	2006	2005

Cash flows from operating activities:
Net loss	($131,377)	($27,994)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	46,394	44,085
Accretion of residual interests in securitizations	(13,509)	(30,777)
Impairment of available-for-sale residual interests in securitizations	17,266	11,875
Additions to trading residual interests in securitizations	(58,417)	(100,462)
Proceeds from net interest margin transactions, net	—	40,371
Additions to mortgage servicing rights	(50,122)	(49,306)
Amortization and impairment of mortgage servicing rights	47,328	27,212
Tax benefits from stock-based compensation	8,075	12,699
Excess tax benefits from stock-based compensation	(1,114)	—
Other net changes in working capital, net of acquisitions	81,091	(238,218)

Net cash used in operating activities	(54,385)	(310,515)

Cash flows from investing activities:
Cash received from residual interests in securitizations	4,567	24,031
Mortgage loans originated for investment, net	(135,161)	—
Purchases of property and equipment	(42,868)	(30,330)
Payments made for business acquisitions, net of cash acquired	(4,627)	(3,452)
Other, net	7,068	7,935

Net cash used in investing activities	(171,021)	(1,816)

Cash flows from financing activities:
Repayments of commercial paper	(1,034,210)	—
Proceeds from issuance of commercial paper	1,223,566	—
Dividends paid	(40,485)	(36,537)
Acquisition of treasury shares	(186,339)	(131,642)
Excess tax benefits from stock-based compensation	1,114	—
Proceeds from exercise of stock options	6,791	27,180
Other, net	(49,321)	(14,082)

Net cash used in financing activities	(78,884)	(155,081)

Net decrease in cash and cash equivalents	(304,290)	(467,412)
Cash and cash equivalents at beginning of the period	694,358	1,100,213

Cash and cash equivalents at end of the period	$390,068	$632,801

Supplementary cash flow data:
Income taxes paid	$190,378	$35,278
Interest paid	18,702	13,830

SELECTED OPERATING DATA
Unaudited

Mortgage Services	Three months ended
	7/31/2006	7/31/2005	% change	4/30/2006	% change

Volume of loans originated and purchased (thousands):
Third-party borrowers	$7,207,631	$9,537,227	-24.4%	$7,471,558	-3.5%
Intersegment	584,426	950,806	-38.5%	529,799	10.3%

	$7,792,057	$10,488,033	-25.7%	$8,001,357	-2.6%

Loan characteristics:
Average loan size (thousands)	$205	$166	23.5%	$194	5.7%
Weighted average interest rate (WAC)	8.68%	7.52%	1.16%	8.51%	0.17%
Weighted average FICO score	614	623		613

Loan sales (thousands):
Third-party buyers	$7,654,445	$10,443,411	-26.7%	$7,689,424	-0.5%
Intersegment	553,502	—	* *	—	* *

	$8,207,947	$10,443,411	-21.4%	$7,689,424	6.7%

Servicing portfolio:
Number of loans serviced	439,707	451,310	-2.6%	441,981	-0.5%
Servicing portfolio (billions)	$74.5	$70.5	5.7%	$73.4	1.5%

Consumer Financial Services	Three months ended
	7/31/2006	7/31/2005	% change	4/30/2006	% change

Broker-dealer:
Traditional brokerage accounts (1)	409,147	431,046	-5.1%	418,162	-2.2%
Average assets per traditional brokerage account	$75,311	$68,870	9.4%	$75,222	0.1%
Ending balance of assets under administration (billions)	$31.1	$30.0	3.7%	$31.8	-2.2%
Average customer margin balances (millions)	$451	$573	-21.3%	$493	-8.5%
Average payables to customers (millions)	$647	$841	-23.1%	$721	-10.3%
Advisors	938	985	-4.8%	958	-2.1%

Banking:
Efficiency ratio (2)	35%	n/a		n/a
Annualized net interest margin (3)	3.65%	n/a		n/a
Annualized return on average assets (4)	1.15%	n/a		n/a
Total ending assets (thousands)	$566,792	n/a		n/a

Retail mortgage activities:
Volume of loans originated (thousands):
Total	$844,314	$1,350,402	-37.5%	$847,280	-0.4%
To retail tax clients	$140,243	$326,521	-57.0%	$112,421	24.7%
Average loan size (thousands)	$175	$149	17.5%	$161	8.8%

(1) Includes only accounts with a positive period-end balance.

(2) Non-interest expenses divided by total revenue less interest expense. See reconciliation of non-GAAP financial measures.

(3) Annualized net interest revenue divided by average assets. See reconciliation of non-GAAP financial measures.

(4) Annualized pretax banking income divided by average assets. See reconciliation of non-GAAP financial measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited, dollars in thousands

	Three Months Ended
	July 31, 2006	April 30, 2006

Origination Margin:
Total Mortgage Services expenses	$174,600	$187,879
Add: Costs netted against gain on sale	74,594	81,075
Less:
Cost of services	(78,688)	(81,431)
Cost of acquisition	(40,688)	(47,936)
Allocated support departments and other	(19,676)	(23,317)

Net costs to originate	$110,142	$116,270

Origination volume	$7,792,057	$8,001,357

Total cost of origination	1.41%	1.45%

Efficiency Ratio:
Total Consumer Financial Services expenses	$116,078
Less: Interest and non-banking expenses	114,744

Non-interest banking expenses	$1,334

Total Consumer Financial Services revenues	$108,298
Less: Non-banking revenues and interest expense	(104,457)

Banking revenue net of interest expense	$3,841

	35%

Net Interest Margin:
Net interest revenue — banking	$3,729
Net interest revenue — banking (annualized)	$14,916

Divided by average assets	$408,117

	3.65%

Return on Average Assets:
Total Consumer Financial Services pretax	($7,780)
Less: Non-banking pretax loss	(8,949)

Pretax banking income	$1,169

Pretax banking income — annualized	$4,676

Divided by average assets	$408,117

	1.15%